Exhibit 99.1

Monar’s Definitive Agreement Gives Company Nationwide Footprint in Transportation Industry

Monar International Gives Guidance on Definitive Agreement with National Leasing & Brokerage Inc., LLC

Rancho Cucamonga, California, October 24, 2013, Monar International Inc. (OTCQB: MNAI) announced this week that it has reached agreement to acquire National Leasing and Brokerage Inc., LLC (NLB).  NLB has 8 offices strategically located in the lower 48 states allowing them to move units from coast to coast. This nationwide footprint will allow Monar to begin implementing its new strategic direction to identify acquisition targets in transportation services, primarily in the US market. Priority sectors include auto/vehicle transport, drive away services, fleet management, truck manufactured movements, etc.

NLB uses dispatching operators to strategically move units efficiently across the United States, they have customized computer software to allow for internet based billing and mileage computation. These competitive advantages will help allow us to roll up similar businesses, which are referred to as “Mom and Pop” operations.

“By acquiring National Leasing and Brokerage, Inc., LLC, (NLB), we now have the ability to acquire similar type of businesses or even the assets of smaller competitors.” said Robert Clarke, President and CEO at Monar International.

John McDonald, Founder of National Leasing and Brokerage stated; “I have over 30 years’ experience in the drive away industry and consolidating some of my competitors will provide us with cost synergies and greater profitability. We are one of the few drive away service companies with a nationwide footprint.”

About Monar International

Monar International Inc. is developing energy technologies and transportation services in various markets.  The company was incorporated in 2009.

About National Leasing & Brokerage

National Leasing & Brokerage is a transportation service provider.  The Company is primarily focused on drive-away logistics management services.  They operate within all 48 contiguous states and have a non-union workforce and utilize independent contractor drivers.

Forward Looking Statements

This release contains statements that appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Monar International, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Monar International, Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Monar International, Inc.'s filings with the Securities and Exchange Commission.

Company Contact Information:
Contact:  Robert Clarke
E-mail:  ir@monarinc.com
Tel:  213-985-1939
Monar International Inc.
7365 Carnelian Street, Suite 119
Rancho Cucamonga, CA. 91730